Exhibit 3.51

CHARTER

OF

THERATECH, INC.

The undersigned, having capacity to contract and acting as the Incorporator for the Corporation under the Tennessee Business Corporation Act, adopts the following charter for such Corporation:

1. The name of the Corporation is Theratech, Inc.

2. The Corporation is authorized to issue five thousand (5,000) shares of common stock. All common stock shall have unlimited voting rights and are entitled to receive the net assets of the Corporation upon dissolution.

3. The name of the Corporation’s initial registered agent and the street address, county, city and zip code of the initial registered office are as follows:

Michael T. Price

1109 Myatt Drive

Madison, Tenn. 37115

DAVIDSON COUNTY

4. The name and complete address of the Incorporator is as follows:

Michael T. Price

1109 Myatt Drive

Madison, Tenn. 37115

DAVIDSON COUNTY

5. The street address and zip code of the principal office are as follows:

1109 Myatt Drive

Madison, Tenn. 37115

DAVIDSON COUNTY

6. The Corporation is for profit.

7. To the extent permitted by T.C.A. Section 48-12-102(h)(3), no director of the Corporation shall be personally liable to the Corporation, or its shareholders for monetary damages for breach of fiduciary duty as a director, except such limitation shall not eliminate or limit the liability of a director:

(a) For any breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

(c) For unlawful distributions, pursuant to T.C.A. Section 48-18-304.

Pursuant to T.C.A. Section 48-18-101(c), any person, persons, officer or committee performing some or all of the duties of a Board of Directors shall be subject to the limitation of liability set forth above.

8. The Board of Directors, or any person, persons, officer or committee acting in lieu thereof, may fix or change the number of directors.

9. Pursuant to T.C.A. Section 48-18-101(c), the President of the Corporation shall serve as the Chief Executive Officer and perform all the duties of a Board of Directors. The President shall be elected at the annual meeting of the shareholders.

10. The initial person to serve as a director or in the capacity of a director is as follows:

Michael T. Price

1109 Myatt Drive

Madison, Tenn. 37115

DAVIDSON COUNTY

DATED:         [illegible]

/s/ Michael T. Price

Michael T. Price, Incorporator